Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Stephen Anderson – 336-436-5274
Burlington, NC 27215	Company Information: www.labcorp.com
Telephone: (336) 584-5171

LabCorp is the First National Laboratory to Offer Customers a 21-Marker Genetic Analysis in
Combination with a Double-blind Process on Every Sample for Parentage/Relationship Testing

BURLINGTON, NC, March 26, 2010 – Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that it is the first national laboratory to offer customers a 21-marker genetic analysis in combination with a double-blind process for parentage/relationship testing on every sample. The testing utilizes two kits developed for LabCorp by Promega Corporation of Madison, Wisconsin.  The kits consist of 20 autosomal genetic markers and one gender marker.  The kits have overlapping genetic systems that, when coupled with independent DNA extractions, yield a double blind test for every sample.

The main purpose of parentage/relationship testing is to detect if the proposed relationship is incorrect.  This newest innovation greatly increases the ability to make this determination. For paternity testing, the number of genetic markers (known as “loci”) used by laboratories to exclude a man in a typical case has increased over the years, giving a more definitive result of non-paternity.  With the new test panel of 21 markers, over half of the non-excluded men have combined paternity indices of greater than one billion to one and more than 95% had combined paternity indices greater than one million to one.  When a man is not excluded, the typical paternity test will have a probability of paternity of 99.9999%.

“Parentage/relationship tests play an important role in child support, probate and immigration decisions.  By utilizing these new test kits, LabCorp is providing a  dramatic increase in the power to exclude, resulting in more robust results than those routinely found in the industry.    For men who are not excluded, we have already seen combined paternity indices in multiple cases indicating a quadrillion to one likelihood of paternity,” said Dr. Mark Brecher, Chief Medical Officer of LabCorp.  “This new test is another example of our commitment to lead the industry with innovative testing technology.”

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $4.7 billion in 2009, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc. and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2009, and subsequent SEC filings.